Deloitte & Touche LLP 127 Public Square
Suite 3300
Cleveland, OH 44114-1303
USA
Tel: +1 216 589 1300
Fax: +1 216 589 1369
www.deloitte.com
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Applied Industrial Technologies, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting dated August 17, 2007, appearing in or incorporated by reference in the Annual Report on Form 10-K of Applied Industrial Technologies, Inc. and subsidiaries for the year ended June 30, 2007. Our report relating to the consolidated financial statements of the Company includes an explanatory paragraph concerning the adoption of new accounting standards in 2006 and 2007.
Cleveland, OH
February 8, 2008